                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                        CHOICE ONE COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                   COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                    17038P104
                     ----------------------------------
                              (CUSIP Number)

                               FEBRUARY 16, 2000
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 17038P104               SCHEDULE 13G
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. Identification Nos. of above persons (entities only).
     Fleet Venture Resources, Inc.
     TIN#:  05-0315508
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     Rhode Island
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     None.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     1,460,452
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  None.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,646,014
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,648,514
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     7.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
-------------------------------------------------------------------------------

CUSIP No. 17038P104
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Fleet Equity Partners VI, L.P.
     TIN#:  05-0481063
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     None.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     625,907
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  None.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,646,014
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,648,514
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     7.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
-------------------------------------------------------------------------------

CUSIP No. 17038P104
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Silverado IV Corp.
     TIN#:  05-0481110
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     None.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     625,907
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  None.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,646,014
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,648,514
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     7.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
-------------------------------------------------------------------------------

CUSIP No. 17038P104
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Chisholm Partners III, L.P.
     TIN#:  05-0491430
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     None.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     529,203
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  None.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,646,014
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,648,514
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     7.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
-------------------------------------------------------------------------------

CUSIP No. 17038P104
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Silverado III Corp.
     TIN#:  05-0488882
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     None.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     1,989,655
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  None.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,646,014
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,648,514
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     7.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
-------------------------------------------------------------------------------

CUSIP No. 17038P104
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Silverado III, L.P.
     TIN#:  05-0491418
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     None.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     529,203
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  None.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,646,014
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,648,514
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     7.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
-------------------------------------------------------------------------------

CUSIP No. 17038P104
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Kennedy Plaza Partners
     TIN#:  05-0489106
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     Rhode Island
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     None.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     30,452
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  None.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,646,014
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,648,514
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     7.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
-------------------------------------------------------------------------------

CUSIP No. 17038P104
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Robert M. Van Degna
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     Rhode Island
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     2,500
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     2,646,014
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  2,500
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,646,014
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,648,514
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     7.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     IN
-------------------------------------------------------------------------------

CUSIP No. 17038P104
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Habib Y. Gorgi
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     Rhode Island
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                     None
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With:                     2,646,014
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  None
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,646,014
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,648,514
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     7.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     IN
-------------------------------------------------------------------------------

ITEM 1.

    (a)   Name of Issuer
          Choice One Communications, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          100 Chestnut Street
          Rochester, NY 14604-2417
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing:    1)  Fleet Venture Resources, Inc.
                                    2)  Fleet Equity Partners VI, L.P.
                                    3)  Silverado IV Corp.
                                    4)  Chisholm Partners III, L.P.
                                    5)  Silverado III Corp.
                                    6)  Silverado III, L.P.
                                    7)  Kennedy Plaza Partners
                                    8)  Robert M. Van Degna
                                    9)  Habib Y. Gorgi
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence:
          50 Kennedy Plaza
          Providence, RI   02903
          ---------------------------------------------------------------------
    (c)   Citizenship:  1) RI Corporation
                        2) DE Partnership
                        3) DE Corporation
                        4) DE Partnership
                        5) DE Corporation
                        6) DE Partnership
                        7) RI Partnership
                        8) United States citizen
                        9) United States citizen
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          17038P104
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

FLEET VENTURE RESOURCES, INC.(FVR) owns of record 1,460,452 shares of Common Stock. FLEET EQUITY PARTNERS VI, L.P. (FEPVI) owns of record 625,907 shares of Common Stock.
CHISHOLM PARTNERS III, L.P. (CP3) owns of record 529,203 shares of Common Stock. KENNEDY PLAZA PARTNERS (KPP) owns of record 30,452 shares of Common Stock ROBERT VAN DEGNA owns of record options to purchase 2,500 shares of Common Stock that are exercisable within 60 days.

The above entities in aggregate:

    (a) Amount beneficially owned:
        2,648,514 shares of Common Stock
    ---------------------------------------------------------------------------

    (b) Percent of class:
        7.0%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              2,500
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              2,646,014
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              2,500
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              2,646,014
              -----------------------------------------------------------------

      Pursuant to an agreement dated June 30, 2000, among FleetBoston Financial Corporation ("FBF"), Silverado IV Corp. (S4C), Silverado III Corp. (S3C), Robert M. Van Degna, Habib Y. Gorgi and certain other parties (the "Management Agreement"), S4C was given sole voting and investment power over the Common Stock owned by FEP VI. Messrs. Van Degna and Gorgi control S4C, and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by FEP VI.

      Pursuant to the Management Agreement, S3C was given sole voting and investment power over the Common Stock owned by FVR. Messrs. Van Degna and Gorgi control S3C, and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by FVR.

      Silverado III, L.P. (S3LP) is the general partner of CP3, and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by CP3. S3C is the general partner of S3LP, and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by CP3. Messrs. Van Degna and Gorgi control S3C, and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by CP3.

      Robert M. Van Degna and Habib Y. Gorgi are Managing General Partners of KPP , and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by KPP. Mr. Van Degna also owns 2,500 vested Non-Employee Director Stock Options convertible into Common Stock.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Fleet Growth Resources II, Inc. (FGRII) is a general partner of FEP
            VI. FleetGrowth Resources, Inc. (FGR) owns all of the outstanding common stock of FGRII. FBF owns all of the outstanding common stock of FGR. As a result of these relationships, these entities may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock held by FEP VI.

            FBF owns all of the outstanding common stock of FVR. As a result, FBF may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock held by FVR.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Exhibit A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                    EXHIBIT A

Identification and Classification of Members of the Group:

Fleet Venture Resources, Inc.    CO
Fleet Equity Partners VI, L.P.   PN
Silverado IV Corp.               CO
Chisholm Partners III, L.P.      PN
Silverado III Corp.              CO
Silverado III, L.P.              PN
Kennedy Plaza Partners           PN
Robert M. Van Degna              IN
Habib Y. Gorgi                   IN

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 12, 2001                         FLEET VENTURE RESOURCES, INC.


                                          -------------------------------
                                          By  Robert M. Van Degna
                                          As Attorney-In-Fact Granted 8/4/00

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 12, 2001                         Fleet Equity Partners VI, L.P.


                                          -------------------------------
                                          By  Robert M. Van Degna
                                          Chairman, CEO & Treasurer,
                                          Silverado IV Corp.,
                                          A General Partner, Fleet Equity
                                          Partners VI, L.P.

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 12, 2001                         SILVERADO IV CORP.


                                          -------------------------------
                                          By  Robert M. Van Degna
                                          Chairman, CEO & Treasurer

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 12, 2001                         CHISHOLM PARTNERS III, L.P.


                                          -------------------------------
                                          By  Robert M. Van Degna
                                          Chairman & CEO, Silverado III Corp.
                                          General Partner, Silverado III, L.P.
                                          General Partner, Chisholm Partners
                                          III, L.P.

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 12, 2001                         SILVERADO III CORP.


                                          -------------------------------
                                          By  Robert M. Van Degna
                                          Chairman, CEO & Treasurer

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 12, 2001                         Silverado III, L.P.


                                          -------------------------------
                                          By  Robert M. Van Degna
                                          Chairman & CEO Silverado III Corp.
                                          General Partner Silverado III, L.P.

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 12, 2001                         kENNEDY PLAZA PARTNERS


                                          -------------------------------
                                          By  Robert M. Van Degna
                                          Managing General Partner

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 12, 2001                         ROBERT M. VAN DEGNA


                                          -------------------------------
                                          By  Robert M. Van Degna

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 12, 2001                         HABIB Y. GORGI


                                          -------------------------------
                                          By  Habib Y. Gorgi